Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 2770
Dallas, Texas 75201
______

TRUSTEES:	Telephone (214) 969 5530	OFFICERS:
JOHN R. NORRIS III		TYLER L. GLOVER
DAVID E. BARRY		ROBERT J. PACKER

Texas Pacific Land Trust Announces Change of Trustee

DALLAS, TX (February 26, 2019) - Texas Pacific Land Trust (NYSE: TPL) announced that Maurice Meyer III notified Texas Pacific Land Trust (the “Trust”) of his resignation as a Trustee and Chairman of the Board of Trustees effective February 25, 2019, in light of certain health issues. Mr. Meyer has served as a Trustee of the Trust since 1991, including as Chairman since 2003. The Trust wishes to express its recognition and deep appreciation for Mr. Meyer's many years of valuable service to the Trust and its certificate holders.

In accordance with the Declaration of Trust, the remaining Trustees are in the process of nominating a successor trustee, whose nomination will be submitted to a vote of security holders at a special meeting.

The Trustees have appointed John R. Norris III and David E. Barry, current Trustees, as Co-Chairmen upon Mr. Meyer’s resignation.

Texas Pacific Land Trust is not a REIT.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.